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                       [Hambrecht & Quist LLC Letterhead]

                                                                    EXHIBIT 23.7

November 16, 1999

Board of Directors
Integrated Systems, Inc.
201 Moffett Drive
Sunnyvale, CA 94089

Re:  Consent to Include Fairness Opinion in the Joint Proxy/Registration
     Statement

Dear Sirs:

Reference is made to the Engagement Letter, dated as of October 8, 1999 (the "Engagement Letter"), between Integrated Systems, Inc. (the "Company") and Hambrecht & Quist LLC and the fairness opinion, dated as of October 21, 1999 (the "Fairness Opinion"), delivered to the Board of Directors of the Company by Hambrecht & Quist LLC.

We hereby consent to the inclusion of the Fairness Opinion in the joint Registration/Proxy Statement filing on Form S-4 (the "Proxy Statement") to be distributed to the Company's stockholders in connection with their consideration of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 21, 1999, among the Company, Wind River Systems, Inc. and University Acquisition Corp., provided that the Fairness Opinion is reproduced in the Proxy Statement in its entirety and any reference to Hambrecht & Quist LLC, the Fairness Opinion and any other advice rendered in connection with the Engagement Letter in the Proxy Statement will be in form and substance acceptable to Hambrecht & Quist and its counsel.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC

                                          /s/ PAUL CLEVELAND
                                          --------------------------------------
                                          By: Paul Cleveland
                                          Managing Director